UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 19, 2020

FTI CONSULTING, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-14875	52-1261113
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 12th Street NW, Washington, D.C. 20004

(Address of Principal Executive Offices, and Zip Code)

(202) 312-9100

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FCN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

FTI Consulting, Inc. (“FTI Consulting”) has determined it is in its best interests to consolidate its office space into fewer locations and make arrangements for its anticipated future office needs in New York, New York (in view of its current leases comprising an aggregate of 163,438 rentable square feet over two locations, which are scheduled to expire in November 2021), and advantageous leasing opportunities in the current New York rental market. On August 19, 2020, FTI Consulting entered into a lease agreement (the “Lease”) with 1166 LLC (the “Landlord”) to lease certain premises located at 1166 Avenue of the Americas, New York, New York in a portion of the 1166 A of A Condominium (the “Condominium”) for FTI Consulting’s New York office, consisting of floors 14 through 16 of the Condominium, comprising approximately 120,720 rentable square feet in the aggregate. FTI Consulting expects to accept possession of the premises on or about April 1, 2021, subject to the satisfaction of certain conditions, including the board of managers of the Condominium consenting (or being deemed to have consented) to the Lease, the Landlord’s delivery of subordination and non-disturbance agreements from the board of managers of the Condominium and the Landlord’s mortgagor for the premises, and the Landlord’s delivery of the vacant premises to FTI Consulting after the Landlord’s completion of agreed upon work to be performed by the Landlord on the premises.

The Lease will have a term of 15 years, subject to two renewal options of 5 years each. Rental payments under the Lease will be abated for the first 12 months and 15 days of the Lease, subject to certain extensions of the abatement period if the Landlord fails to perform its work timely. Thereafter, rental payments under the Lease will be payable in monthly instalments and will aggregate approximately $145 million, excluding lease-related incentives, over the Lease Term. Rental payments for any renewal term will be set at the annual fair market rental value of the premises for the applicable renewal term, taking into consideration all relevant factors. During the Lease term, FTI Consulting will be responsible for its percentage share of the leased square footage of the Condominium of increases in taxes over a base tax year of July 1, 2021 - June 30, 2022 and operating expenses over a base operating year of calendar year 2021.

FTI Consulting has an exclusive, one-time expansion right on certain additional space under the Lease. Depending upon if and when the expansion right is exercised by FTI Consulting, any additional space will be added to the premises on the then executory terms and conditions of the Lease or at fair market value.

FTI Consulting also has a one-time right of first offer on certain additional space under the Lease. FTI Consulting’s rental rate for the leasing of any additional space pursuant to the right of first offer will be set at fair market value. FTI Consulting’s rights of first offer are subordinate to the rights of certain priority occupants as specified in the Lease.

Finally, FTI Consulting has a one-time right of first refusal on certain additional space under the Lease. Any additional space leased by FTI Consulting pursuant to the right of first refusal will generally be coterminous with the Lease.

In addition to the Lease, FTI Consulting and the Landlord entered into a Subordination, Non-disturbance and Attornment Agreement (the “Condo SNDA”) with the board of managers of the Condominium.

Other than the Lease and Condo SNDA there are no other material agreements between FTI Consulting and the Landlord.

The above description of the Lease is qualified in its entirety by the terms of the Lease, which will be filed as an exhibit to FTI Consulting’s quarterly report on Form 10-Q for the quarter ending September 30, 2020, subject to the omission of certain competitively sensitive terms and the exhibits and schedules thereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The description of the Lease set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, FTI Consulting, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FTI CONSULTING, INC.

Dated: August 25, 2020	By:	/s/ Curtis Lu
Curtis Lu
General Counsel

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